Exhibit 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this "Agreement"), is dated as of February 15, 2018, by and among the companies and Prive Technologies LLC, on behalf of the persons and entities which have executed that certain General Assignment, Bill of Sale and Assumption Agreement (the "Bill of Sale"), each Bill of Sale which is attached to this Agreement as Exhibit A (collectively, the "Seller"), Riot Blockchain Inc., a corporation organized under the laws of the State of Nevada ("Parent") and Kairos Global Technology Inc., a Nevada corporation and wholly owned subsidiary of the Parent ("Acquisition Co.").

WHEREAS, the Seller owns certain bitcoin mining machines as listed on Exhibit A annexed hereto (the "Equipment"); and

WHEREAS, the Seller wishes to sell to Acquisition Co., and Acquisition Co. wishes to purchase from the Seller, the Equipment, free and clear of any liens, charges, restrictions or encumbrances, all upon the terms and subject to the conditions set forth herein; and

WHEREAS, Prive Technologies LLC, a Florida limited liability company, whose members are Sellers, has been authorized to negotiate this Agreement on behalf of the Seller and has been instructed to execute this Agreement in conjunction with each Seller's execution of the Bill of Sale, which shall be incorporated by reference into this Agreement; and

WHEREAS, Acquisition Co. shall: (A) enter into this Agreement as purchaser of all of the Equipment; B) receive certain assurances from Seller and its Affiliates with regard to future competition with Acquisition Co.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

Article I.
DEFINITIONS

 SECTION 1.01 Certain Defined Terms. For purposes of this Agreement:

"Acquisition Documents" means this Agreement, the Ancillary Agreements and any certificate or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement.

"Action" means any action, suit, litigation, arbitration, inquiry, audit, hearing, investigation or other proceeding, whether civil or criminal, administrative, judicial or investigative, formal or informal, public or private, in Law or in equity, by or before or otherwise involving any Governmental Authority or any other Person.

"Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

"Affiliated Group" means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of Law.

"Ancillary Agreements" means the General Assignment, Bill of Sale and Assumption Agreement and the Escrow Agreement.

"Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of New York.

 "Claims" means any and all disputes, controversies, Actions, causes of action, choices in action, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, consent orders or consent agreements of any kind.

"Closing" has the meaning ascribed to the term in Section 2.04.

"Closing Date" has the meaning ascribed to the term in Section 2.04.

"Code" means the Internal Revenue Code of 1986, as amended through the date hereof.

"Contract" means any written, oral, implied or other agreement, contract, understanding, arrangement, joint venture, lease, sublease, license, sublicense, indenture, instrument, note, bond, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

"Control" (including the terms "Controlled by" and "under common Control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

"Conveyance Taxes" means all sales, use, value added, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes.

"Disclosure Schedule" means the Disclosure Schedules attached hereto, dated as of the date hereof, delivered by the Seller to Acquisition Co. in connection with this Agreement.

"Encumbrance" means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, preemptive right, option, right of first refusal, conditional sale, community property interest, equitable interest, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

"Excluded Taxes" means (a) all Income Taxes owed by the Seller or any of its Affiliates for any period; (b) all Taxes relating to the Excluded Liabilities for any period; (c) all Taxes relating to the Purchased Assets or the Equipment for any Pre-Closing Period; (d) all Taxes of Seller or any other Person by reason of being a member of a consolidated, combined, unitary or Affiliated Group that includes the Seller or any of its present or past Affiliates prior to the Closing, by reason of a tax sharing, tax indemnity or similar agreement entered into by the Seller or any of its present or past Affiliates prior to the Closing (other than this Agreement) or by reason of transferee or successor liability arising in respect of a transaction undertaken by the Seller or any of its present or past Affiliates prior to the Closing; or (e) Taxes imposed on the Acquisition Co. as a result of any breach of any warranty or representation under Section 3.22, or breach by the Seller of any covenant relating to Taxes.

"GAAP" means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

"General Assignment, Bill of Sale and Assumption Agreement" means the General Assignment, Bill of Sale and Assumption Agreement, selling and otherwise transferring the Purchased Assets, to be executed by the Seller at the Closing, substantially in the form of Exhibit 1.01(c).

 "Governmental Authority" means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court, tribunal or judicial or arbitral body); (d) multi-national or supranational organization or body; or (e) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

"Governmental Authorization" means any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Income Taxes" means Taxes imposed on or measured by reference to gross or net income or receipts, and franchise, net worth, capital or other doing business Taxes, including any interest, penalty, or addition thereto, whether disputed or not.

"Indebtedness" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

"Intellectual Property" means (a) patents, patent applications, and statutory invention registrations, (b) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other identifiers of source or goodwill, including registrations and applications for registration thereof, and including the goodwill of the business symbolized by the foregoing or associated therewith, (c) mask works and copyrights, including copyrights in computer software, and registrations and applications for registration thereof, (d) confidential and proprietary information, including trade secrets, know-how, and invention rights (regardless of whether patentable or not) and (e) all other intellectual property rights.

 "IRS" means the Internal Revenue Service of the United States.

"Knowledge" (or similar phrases) when referred to the Seller means the actual knowledge, after due inquiry, of any officer or director of the Seller or any of the individuals listed on Exhibit A.

"Law" means any federal, state, national, supranational, local, municipal, foreign or other law, statute, legislation, constitution, requirement or rule of law (including common law), resolution, ordinance, code, edict, decree, order, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

"Liabilities" means any and all debts, liabilities and obligations, whether known or unknown, direct or indirect, vested or unvested, disputed or undisputed, accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Action or Governmental Order and those arising under any Contract.

 "Losses" means any and all Liabilities, losses, diminution in value, damages, lost opportunity, Claims, costs and expenses, interest, awards, Actions, judgments and penalties (including attorneys' and consultants' fees); provided, however, that Losses shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

"Material Adverse Effect" means any circumstance, change in or effect on the Equipment, the Purchased Assets or the Seller that, individually or in the aggregate with all other circumstances, changes in or effects on the Equipment, the Purchased Assets or the Seller: (a) is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities (including contingent liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Seller, the Equipment or to the Purchased Assets; or (b) is reasonably likely to materially adversely effect the ability of the Acquisition Co. to operate or conduct the Equipment or the Purchased Assets in the manner in which it is currently conducted by the Seller; provided, however, that none of the following shall be considered in determining whether a "Material Adverse Effect" has occurred: (w) any changes, conditions or effects in the United States economy; (x) changes, conditions or effects that generally affect the industry in which the Equipment operates; or (y) conditions caused by acts of terrorism or war (whether or not declared); provided, further, however, that any change, condition or effect referred to in clauses (w), (x) or (y) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred only to the extent that such change, condition or effect has a disproportionate effect on the Equipment compared to other participants in the industry in which the Equipment operates.

"Owned Intellectual Property" means Intellectual Property owned or purported to be owned by the Seller and used in connection with the Equipment.

"Person" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

"Regulations" means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

"Taxes" means any and all: (a) taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (whether computed on a separate or consolidated, unitary or combined basis or in any other manner, and together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto), whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person, and imposed by any government or taxing authority, including taxes or other charges on or with respect to income, franchises, severance, occupation, premium, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security (or similar), workers' compensation, unemployment compensation, or net worth; and (b) customs' duties, tariffs, and similar charges.

"Tax Returns" means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Tax authority relating to Taxes, including any schedule or attachment thereto or any amendment thereof.

"Termination Date" means February 23, 2018.

 "Transferred Software" means all computer software (a) material to the operation of the Equipment or (b) manufactured, distributed, sold, licensed or marketed by the Seller in connection with the Equipment.
SECTION 1.02 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated;
(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(c) whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation";
(d) the words "hereof," "herein," "hereunder," and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
(g) any Law defined or referred to herein and any agreement, instrument or other document that is defined or referred to herein means such Law and (to the extent permitted by the provisions hereof and thereof) such agreement, instrument or other document, respectively, as from time to time amended, modified or supplemented, including in the case of any Law by succession of comparable successor Laws;
(h) references to a Person are also to its successors and permitted assigns; and
(i) the use of "or" is not intended to be exclusive unless expressly indicated otherwise.

(j) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedule, the Schedules and the Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Article II.
PURCHASE AND SALE
SECTION 2.01 Purchase and Sale of Purchased Assets.
(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall (and shall cause its Affiliates to) sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Acquisition Co., and the Acquisition Co. shall purchase from the Seller, free and clear of all Encumbrances, all of the Seller's (and its Affiliates') right, title and interest in, to and under all of the assets, properties, and business of every kind and description and wherever located, whether tangible or intangible and whether now existing or hereafter acquired, directly or indirectly owned by the Seller (or any of its Affiliates) or to which the Seller (or any of its Affiliates) is directly or indirectly entitled and, in any case, belonging to, or used or intended to be used in, the Equipment as described below, and any goodwill related to any of the foregoing (the assets to be purchased by the Acquisition Co. being referred to as, the "Purchased Assets"), including the following:
(i) all but not less than all of the "Equipment" listed in the aggregated Bills of Sale attached in Exhibit A which consists of the following;

Bitmain Antminer S9's.
Racks
Power Supplies
Network Switches
LAN Cables
PDU's
Power Cables
Desktop Control Servers
Software licenses

(ii) all books and records pertaining to ownership of the Equipment as applicable, including all books of account, general, financial, Tax, invoices, shipping records, supplier lists, machinery and equipment maintenance files, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, correspondence with any Governmental Authority, sales records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, marketing and promotional surveys, material and research, studies and reports, research and files relating to the Owned Intellectual Property on the servers of the Equipment, and any other documents, records, correspondence and files and any rights thereto, in each case owned, associated with or employed by the Seller or any of its Affiliates in connection with the Equipment, and all copies thereof, other than organization documents, minute and stock record books and the corporate seal of the Seller or its Affiliates;
(iii) all of the Seller's or its Affiliates' right, title and interest in, to and under the Owned Intellectual Property on the servers in the Equipment, and an assignment of third party software embedded within the Equipment including original and copies of any and all documentation of assignment of such rights, title, and interest to Seller, copies and tangible embodiments thereof in whatever form or medium, and all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof;
(iv) all Claims and rights to any Actions of any nature available or being pursued by the Seller or any of its Affiliates, related to the Equipment, whether arising by way of counterclaim or otherwise;
(v) all rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof or by any other Person, related to the Equipment, as applicable; and
(vi) all of the Seller's or its Affiliates' right, title and interest at the Closing in, to and under all other assets, rights and claims of every kind and nature used or intended to be used in the operation of, or residing with, the Equipment.
(b) Each Seller's executed Bill of Sale attached in Exhibit A shall be evidence of each Seller's agreement to the terms and conditions of this Agreement.
SECTION 2.02 Assumption and Exclusion of Liabilities.
(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Acquisition Co. shall not assume any liabilities.
(b) Notwithstanding subsection (a) above, the Seller shall retain, and shall be responsible for paying, performing and discharging when due (and, as applicable, shall cause its Affiliates to pay, perform and discharge when due) all, and the Acquisition Co. shall not assume or have any responsibility for any, Liabilities of or relating to the Seller or any of its Affiliates (the "Excluded Liabilities").
SECTION 2.03 Purchase Price; Allocation of Purchase Price.
Subject to the adjustments set forth in Section 2.08, the aggregate consideration for the Equipment and the covenants herein shall be; (A) Eleven Million Dollars ($11,000,000) (the "Cash Consideration") and (B) One Million (1,000,000) shares of Parent's common stock (the "Shares" and, collectively with the Cash Consideration, the "Purchase Price").

SECTION 2.04 Closing.
Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets contemplated by this Agreement shall take place at a closing (the "Closing") on or before the Termination Date to be held at the offices of the Acquisition Co. on the Closing Date following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article VII (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions) or at such other place or at such other time or on such other date as the Seller and the Acquisition Co. may mutually agree upon in writing, The date on which the Closing is to occur is referred to herein as the "Closing Date."
SECTION 2.05 Closing Deliveries by the Seller.
At the Closing, the Seller shall deliver or cause to be delivered to the Acquisition Co., duly executed by Seller:
(a) this Agreement;
(b) the Ancillary Agreements;
(c) a receipt for the Purchase Price; and

(d) evidence of the assignment of the Owned Intellectual Property and third party software embedded within the Equipment;
such other documents and instruments as may be reasonably be requested by the Acquisition Co. to effect or evidence the transfer of the Equipment and the other transactions contemplated hereby, in form and substance reasonably satisfactory to the Acquisition Co.
SECTION 2.06 Closing Deliveries by the Acquisition Co.
(a) At the Closing, the Acquisition Co. shall deliver to the Seller, duly executed by Acquisition Co.:
(i) this Agreement;
(ii) the Purchase Price to the Seller and the Share Escrow Agent, as applicable; and
(iii) the Ancillary Agreements.
SECTION 2.07 Delivery; Title; Risk of Loss.
The Seller shall deliver the Equipment FOB the following delivery location:

7725 W. Reno Avenue, Oklahoma City, Oklahoma 73127

(the "Delivery Location").

Until both: (i) delivery of the Equipment, and (ii) the Closing, any loss of or damage to the Equipment from fire, flood, casualty or any other occurrence shall be the sole responsibility of the Seller.  Upon occurrence of both (i) delivery of the Equipment, (ii) the Closing, title to the Purchased Assets shall be transferred to the Acquisition Co. pursuant hereto, and, after such delivery and the Closing, the Acquisition Co. shall bear all risk of loss associated with the Purchased Assets and shall be solely responsible for procuring adequate insurance to protect the Purchased Assets against any such loss.

SECTION 2.08 Inspection and Rejection
Acquisition Co. may reject the Equipment if the Equipment or the tender of delivery fail in any respect to conform to the terms of this Agreement. In the event of a nonconformity sufficient to justify rejection, Acquisition Co. may, at its option, (a) reject the entire delivery; (b) accept the entire delivery; or (c) accept any commercial unit or units and reject the rest. The exercise of any of the options contained in the preceding sentence shall be without prejudice and with full reservation of any rights and remedies of Acquisition Co. attendant upon breach. Acquisition Co. will inspect the Equipment promptly upon its arrival at the Delivery Location. In the event of the nonconformity of the Equipment or tender of delivery, Acquisition Co. will exercise Acquisition Co.'s right of rejection no later than five (5) days after receipt of the Equipment. Acquisition Co. will inform Seller of each defect on which the rejection is based. In addition to such other duties as the law may impose, Acquisition Co., on making a rejection, will comply with all of Seller's reasonable instructions. If any expenses are incurred by Acquisition Co. in complying with such instructions, Seller shall indemnify Acquisition Co. promptly upon receiving Acquisition Co.'s request therefor.

SECTION 2.09 Escrow

On the Closing Date, Two Hundred Thousand (200,000) of the Shares (the "Escrowed Shares") shall be delivered to Corporate Stock Transfer LLP, as escrow agent (the "Share Escrow Agent") pursuant to the terms of the Escrow Agreement, attached hereto as Exhibit B (the "Share Escrow Agreement").  The Share Escrow Agent shall release the Escrowed Shares  to the Seller pursuant to the written instructions of the Acquisition Co upon the later of (i) six (6) months from the Closing Date and (ii) the date that the Acquisition Co and/or Parent has generated at least Ten Million Dollars ($10,000,000) in Net Cash Flow from the Equipment.  Notwithstanding anything to the contrary herein, if the Escrowed Shares have not been released to the Seller pursuant to this Section 2.09 and the Share Escrow Agreement by the two (2) year anniversary of the Closing Date, then the Escrowed Shares shall be returned to the Company for cancellation.  For purposes herein "Net Cash Flow" shall be defined as "all revenue generated by the Equipment, less costs directly related to the operations and maintenance of the Equipment including rent to house the Equipment, utilities to power the Equipment, on-site personnel tasked with overseeing the Equipment, and any ongoing maintenance or other costs associated with keeping the Equipment operational. Any other expenses shall be mutually negotiated in good faith by and between Prive Technologies LLC and the Acquisition Co.

Article III.
REPRESENTATIONS AND WARRANTIES
OF THE SELLER

 As an inducement to the Acquisition Co. to enter into this Agreement, Seller hereby represents and warrants to the Acquisition Co. as follows:

SECTION 3.01 Organization, Authority and Qualification of the Seller.
Each Seller listed in the attached Exhibit A has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing would not (a) adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or (b) adversely affect the ability of the Seller to conduct the Equipment. The execution and delivery of this Agreement and the Ancillary Agreements by the Seller, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Seller and its stockholders. This Agreement has been, and upon their execution the Ancillary Agreements shall have been, duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Acquisition Co.) this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms. The Seller has no subsidiaries.
SECTION 3.02 No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller do not and will not (a) violate, conflict with or result in the breach of any provision of the articles of formation or operating agreement (or similar organizational documents) of the Seller, (b) conflict with or violate in any material respect (or cause an event which could have a Material Adverse Effect as a result thereof) any Law or Governmental Order applicable to the Seller, or any of its assets, properties or businesses, including the Equipment, or (c) conflict in any material respect with, result in any material breach of, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Purchased Assets pursuant to, any Contract, permit, franchise or other instrument or arrangement to which the Seller or any of its Affiliates is a party or by which any of the Purchased Assets is bound or affected.
SECTION 3.03 Title to and Condition of Assets.   Seller is the true and lawful owner, and has good title to, all of the Purchased Assets owned by Seller, free and clear of all Encumbrances.  The Purchased Assets owned by Seller are in good operating condition and repair and are adequate for the uses to which they are being put, ordinary wear and tear excepted.  At the Closing there will be no restrictions on the Acquisition Co's right or ability to modify, relocate, or dispose of the Equipment as the Acquisition Co sees fit.
SECTION 3.04 Warranties Regarding the Equipment.
Seller warrants that the Equipment delivered pursuant to this Agreement shall be of merchantable quality as defined by Section 2-314 of the Uniform Commercial Code, fit for the purposes for which it is sold, and in conformance with all applicable manufacturer's specifications. In addition, Seller shall pass on to Acquisition Co. the benefit of any guarantee or warranty granted by the manufacturer in relation to such Equipment.
SECTION 3.05 Absence of Undisclosed Liabilities.
(a) There are no Liabilities of the Equipment, other than Liabilities (i) set forth in Section 3.05 of the Disclosure Schedule or (ii) incurred since the date of the Interim Balance Sheet Date in the ordinary course of business, consistent with past practice, of the Seller (and in compliance with the terms of this Agreement) and which are not, individually or in the aggregate, material in nature or amount.

SECTION 3.06 Intentionally omitted.
SECTION 3.07 Intentionally omitted
SECTION 3.08 Intentionally omitted.

SECTION 3.09 Litigation.
Except as set forth in Section 3.09 of the Disclosure Schedule (which, with respect to each Action set forth therein, sets forth the parties, nature of the proceeding, date and method commenced, amount of charges or other relief sought and, if applicable, paid or granted), there are no Actions by or against the Seller or any Affiliate thereof and relating to the Equipment or affecting (or that would reasonably be expected to affect) any of the Purchased Assets or the Equipment pending before any Governmental Authority (or, to the Seller's Knowledge, threatened to be brought by or before any Governmental Authority); nor, to the Seller's Knowledge, there is any basis for the foregoing. None of the matters set forth in Section 3.09 of the Disclosure Schedule has or has had a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby. Neither the Equipment nor any of the Purchased Assets is subject to any Governmental Order (nor, to the Seller's Knowledge, are there any such Governmental Orders threatened to be imposed by any Governmental Authority).
SECTION 3.10 Compliance with Laws.
Except as set forth in Section 3.10 of the Disclosure Schedule, (i) the Seller has conducted and continues to conduct the Equipment in accordance with all Laws and Governmental Orders applicable to the Seller or any of its properties or assets, including the Purchased Assets, or the Equipment in all material respects, (ii) the Seller is not in violation of any such Law or Governmental Order, (iii) to the Seller's Knowledge, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result in a violation by the Seller of, or a failure on the part of the Seller to comply with, any such Law or Governmental Order and (iv) neither the Seller nor any of its Affiliates has received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Authority or any other Person regarding any actual or alleged violation of, or failure to comply with, any such Law or Governmental Order.
SECTION 3.11 Intentionally omitted.
SECTION 3.12 Material Contracts.
(a) Section 3.12(a) of the Disclosure Schedule lists each of the following Contracts of the Seller relating to the Equipment (such Contracts being referenced herein collectively as, the "Material Contracts").
(b) Each Material Contract: (i) is valid and binding on the parties thereto and is in full force and effect, (ii) is freely and fully assignable to the Acquisition Co. without penalty or other adverse consequences and (iii) upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall continue in full force and effect without penalty or other adverse consequence. The Seller is not in breach of, or default (and has not waived any right) under, any Material Contract, and no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) result in a material violation, material breach or material default by the Seller of or under any of the provisions of any such Material Contract.
(c) To the Knowledge of the Seller, no other party to any Material Contract is in breach thereof or default thereunder and the Seller has not received any notice of (actual or alleged) termination, cancellation, breach or default under any Material Contract.

(d) The Seller has made available to the Acquisition Co. true and complete copies of all Material Contracts, including all amendments thereto. Neither the Seller nor any of its Affiliates has any obligation or Liability with respect to any Material Contract that constitutes a Purchased Asset except as specifically set forth in such Material Contract.
(e) There is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the ordinary course of business consistent with past practice, any of the Purchased Assets.
(f) No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to the Seller or any Affiliate of the Seller under any Material Contract or any other term or provision of any such Material Contract.
SECTION 3.13 Intellectual Property.
(a) Section 3.13(a) of the Disclosure Schedule sets forth a list true and complete in all material respects of Owned Intellectual Property material to the Equipment or operation of the Equipment.
(b) The operation of the Equipment and the use of the Owned Intellectual Property in connection therewith do not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property of any third party in any material respect, and no Actions or Claims are pending or, to the Seller's Knowledge, threatened against the Seller or any of its Affiliates alleging any of the foregoing.
(c) The Seller has the right to use all software development tools, library functions, compilers, and other third-party software that are material to the Equipment or that are required to operate or modify the Transferred Software.
SECTION 3.13 Taxes.
(a) there are no Tax liens on any of the Purchased Assets and no enforceable lien for unpaid sales and withholding taxes has been filed against the Equipment by any Governmental Authority;
(b) the Seller has properly and timely withheld, collected or deposited all amounts required to be withheld, collected or deposited in respect of Taxes;
(c) to the Knowledge of Seller, there are no Tax investigations, inquiries or audits by any Tax authority in progress relating to the Purchased Assets or the Equipment, nor has the Seller received any written notice indicating that a Governmental Authority intends to conduct such an audit or investigation.
SECTION 3.14 Full Disclosure.
To the best of Seller's knowledge, neither this Agreement (including any statement or certificate furnished or to be furnished to the Acquisition Co. pursuant hereto) nor the Disclosure Schedule contains or will contain any untrue statement of fact; and neither this Agreement (including any such statement or certificate) nor the Disclosure Schedule omits or will omit to state any fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading.

Article IV.
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

As an inducement to the Seller to enter into this Agreement, the Acquisition Co. hereby represents and warrants to the Seller as follows:
SECTION 4.01 Organization and Authority of the Acquisition Co.
Acquisition Co. is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Acquisition Co. of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Acquisition Co. of its obligations hereunder and thereunder and the consummation by the Acquisition Co. of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Acquisition Co. and (if applicable) its stockholders. This Agreement has been, and upon their execution the Ancillary Agreements to which the Acquisition Co. is a party shall have been, duly executed and delivered by the Acquisition Co., and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Acquisition Co. is a party shall constitute, legal, valid and binding obligations of the Acquisition Co., enforceable against the Acquisition Co. in accordance with their respective terms.
SECTION 4.02 No Conflict.
The execution, delivery and performance by the Acquisition Co. of this Agreement and the Ancillary Agreements to which it is a party do not and will not (a) violate, conflict with or result in the breach of any provision of the Articles of Incorporation or By-laws of the Acquisition Co., (b) conflict with or violate any Law or Governmental Order applicable to the Acquisition Co. or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any Contract, permit, franchise or other instrument or arrangement to which the Acquisition Co. is a party, which would adversely affect the ability of the Acquisition Co. to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or the Ancillary Agreements.

Article V.
ADDITIONAL AGREEMENTS
SECTION 5.01 Confidentiality.
(a) The Seller agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Equipment, (ii) in the event that the Seller or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Acquisition Co. with prompt written notice of such requirement so that the Acquisition Co. may seek a protective order or other remedy or waive compliance with this Section 5.01, (iii) in the event that such protective order or other remedy is not obtained, or the Acquisition Co. waives compliance with this Section 5.01, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information, and (iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Acquisition Co. any and all copies (in whatever form or medium) of all such confidential information then in the possession of the Seller or any of its agents, representatives, Affiliates, employees, officers and directors and, except as otherwise required herein, destroy any and all additional copies then in the possession of the Seller or any of its agents, representatives, Affiliates, employees, officers and directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Seller, its agents, representatives, Affiliates, employees, officers or directors; and provided, further, that, with respect to Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, with respect to Intellectual Property, any combination of features or elements shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain.

(b) Notwithstanding anything herein to the contrary, each party hereto (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transactions contemplated hereby, and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of such transactions and all materials (including opinions and other tax analyses) that are provided relating to such treatment or structure.
SECTION 5.02 Conveyance Taxes.
The Seller shall be liable for and shall hold the Acquisition Co. harmless against any Conveyance Taxes which become payable in connection with the transactions contemplated by this Agreement. The Seller, after the review and consent by the Acquisition Co., shall file such applications and documents as shall permit any such Conveyance Tax to be assessed and paid on or prior to the Closing in accordance with any available pre-sale filing procedure. The Acquisition Co. shall execute and deliver all instruments and certificates necessary to enable the Seller to comply with the foregoing. The Acquisition Co. shall complete and execute a resale or other exemption certificate with respect to the inventory items sold hereunder, and shall provide the Seller with an executed copy thereof.
SECTION 5.03 Further Action.
(a) Each of the parties hereto shall (and, as applicable, shall cause its Affiliates to) use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Ancillary Agreements to which it is a party and consummate and make effective the transactions contemplated hereby and thereby.
(b) After the Closing, if the Seller or any of its Affiliates receives any payment, refund or other amount that is a Purchased Asset or is otherwise properly due and owing to the Acquisition Co., the Seller shall promptly remit or shall cause to be remitted, such amount to the Acquisition Co.. After the Closing, if the Acquisition Co. or any of its Affiliates receives any payment, refund or other amount that is properly due and owing to the Seller, the Acquisition Co. shall promptly remit or shall cause to be remitted, such amount to the Seller.

(c) The Seller hereby irrevocably nominates, constitutes and appoints the Acquisition Co. as the true and lawful attorney-in-fact of the Seller (with full power of substitution) effective as of the Closing, and hereby authorizes the Acquisition Co., in the name of and on behalf of the Seller, to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any Action and to take any other action (on or at any time after the Closing) that the Acquisition Co. may deem appropriate for the purpose of: (i) collecting, asserting, enforcing or perfecting any Claim, right or interest of any kind that is included in or relates to any of the Purchased Assets; or (ii) defending or compromising any Claim or Action relating to any of the Purchased Assets. The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of the Seller.

Article VI.

Intentionally omitted.

Article VII.
CONDITIONS TO CLOSING

SECTION 7.01 Conditions to Obligations ofSeller

The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
(a) Representations, Warranties and Covenants. The representations and warranties of the Acquisition Co. contained in this Agreement and in any statement or certificate furnished to the Seller pursuant to this Agreement shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties are made as of a specific date, in which case, the accuracy of such representations and warranties shall be determined as of that specific date; and the covenants and agreements contained in this Agreement to be complied with by the Acquisition Co. on or before the Closing shall have been complied with in all material respects;
(b) No Prohibition. No temporary restraining order, preliminary or permanent injunction or other Governmental Order preventing the consummation of the transactions contemplated hereby shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to such transactions that makes consummation of such transactions illegal;
(c) No Proceeding or Litigation. No Action shall have been commenced by any Governmental Authority against the Seller or the Acquisition Co., seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement, which is reasonably likely to restrain, prevent or render unlawful the consummation of such transactions or to result in a Material Adverse Effect; and
(d) Closing Deliveries. The Acquisition Co. shall have made the deliveries described in Section 2.06.

SECTION 7.02 Conditions to Obligations of the Acquisition Co
The obligations of the Acquisition Co to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
(a) Representations, Warranties and Covenants. The representations and warranties of the Seller contained in this Agreement and in any statement or certificate furnished to the Acquisition Co. pursuant to this Agreement (i) that are not qualified by "materiality" or "Material Adverse Effect" shall be true and correct in all material respects and (ii) that are qualified by "materiality" or "Material Adverse Effect" shall be true and correct in all respects, in each case, on and as of the date hereof and on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties are made as of a specific date, in which case, the accuracy of such representations and warranties shall be determined as of that specific date; and the covenants and agreements contained in this Agreement to be complied with by the Seller on or before the Closing shall have been complied with in all material respects (but without regard to any "materiality" qualifiers contained therein); and
(b) No Prohibition. No temporary restraining order, preliminary or permanent injunction or other Governmental Order preventing the consummation of the transactions contemplated hereby shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to such transactions that makes consummation of such transactions illegal.
SECTION 7.03 No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against either the Seller or the Acquisition Co., seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Acquisition Co., is likely to restrain, prevent or render unlawful the consummation of such transactions or to result in a Material Adverse Effect; and there shall not be pending or threatened any Action in which a Person (other than a Governmental Authority) is or is threatened to become a party in which there is a reasonable possibility of an outcome that would result in any damages or other relief that may be material to the Acquisition Co.;
SECTION 7.04 Consents and Approvals. The Acquisition Co. and the Seller shall have received, each in form and substance reasonably satisfactory to the Acquisition Co., all Governmental Authorizations and all third-party consents and estoppel certificates set forth on Exhibit 7.02(d), including, without limitation, the listing of the Shares on The NASDAQ Stock Market LLC and the approval of a Listing of Additional Shares application related thereto.
SECTION 7.05 No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Material Adverse Effect;
SECTION 7.06 Encumbrances. All Encumbrances relating to the Purchased Assets shall have been released in full (and all filings with respect thereto terminated or amended to reflect and give full effect to such release), and Seller shall have delivered to the Acquisition Co. written evidence, in form satisfactory to the Acquisition Co., of the release of such Encumbrances (including the Lender Consent);
SECTION 7.07 Closing Deliveries. The Seller shall have made the deliveries described in Section 2.05.

Article VIII.
INDEMNIFICATION

 SECTION 8.01 Survival of Representations and Warranties.
(a) The representations and warranties of the Seller contained in the Acquisition Documents shall survive the Closing until the 6th month anniversary of the Closing; provided, however, that (i) the representations and warranties made pursuant to Sections 3.01 and 3.26 shall survive indefinitely, (ii) the representations and warranties dealing with Tax matters shall survive until 90 days after the expiration of the relevant statute of limitations for Taxes described in Section 3.22 of this Agreement and (iii) the representations and warranties made pursuant to Sections 3.05(b) shall survive until 90 days after the expiration of the applicable statute of limitations (the representations and warranties referred to in Section 8.01(a)(i), (ii) and (iii) being referred to herein as, the "Specified Representations"). Neither the period of survival nor the liability of the Seller with respect to the Seller's representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Acquisition Co. or by reason of any knowledge of the Acquisition Co. or any of its Affiliates or representatives with respect thereto or of any waiver by the Acquisition Co. of any condition hereunder. If written notice of a claim has been given by the Acquisition Co. to the Seller prior to the expiration of the representations and warranties' applicable survival period, then, notwithstanding anything to the contrary contained in this Section 8.01(a), the relevant representations and warranties shall survive as to such claim (including any indemnification claim asserted by any Acquisition Co. Indemnified Party under Section 8.02), until such claim has been finally resolved.
(b) The representations and warranties of the Acquisition Co. contained in the Acquisition Documents shall survive the Closing until the 18th month anniversary of the Closing; provided, however, that the representations and warranties made pursuant to Sections 4.01, 4.04 shall survive indefinitely. Neither the period of survival nor the liability of the Acquisition Co. with respect to the Acquisition Co.'s representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Seller or by reason of any knowledge of the Seller or any of its Affiliates or representatives with respect thereto or of any waiver by the Seller of any condition hereunder. If written notice of a claim has been given by the Seller to the Acquisition Co. prior to the expiration of the expiration of the representations and warranties' applicable survival period, then, notwithstanding anything to the contrary contained in this Section 8.01(b), the relevant representations and warranties shall survive as to such claim (including any indemnification claim asserted by any Seller Indemnified Party under Section 8.03), until such claim has been finally resolved.
(c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty made by the Seller in this Agreement.
(d) All covenants and agreements of the parties contained in this Agreement shall survive the Closing indefinitely or for the period expressly specified therein.
SECTION 8.02 Indemnification by the Seller.
(a) Provided that the Acquisition Co. is in compliance with the terms of Section 8.05 below, the Acquisition Co. and its Affiliates, officers, directors, employees, agents, successors and assigns (each, a "Acquisition Co. Indemnified Party") shall be indemnified and held harmless by the Seller for and against any and all Losses suffered or incurred by them or to which they may otherwise become subject at any time (regardless of whether or not such Losses are related to any Third Party Claim) arising out of or resulting from:
(i) any material breach of, or inaccuracy in, any representation or warranty of the Seller contained in the Acquisition Documents, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii) any material breach of any covenant or agreement by the Seller contained in the Acquisition Documents;
(iii) any claim or cause of action of any third party to the extent arising out of any action, inaction, event, condition, liability or obligation of the Seller (with respect to the Equipment, occurring or existing prior to the Closing);
(iv) Liabilities, whether arising before on or after the Closing, that are not expressly assumed by the Acquisition Co. pursuant to this Agreement, including each of the Excluded Liabilities; or
(vi) any Action relating to any breach, Liability or matter of the type referred to in clauses "(i)" through "(iv)" above (including any Action commenced by any Acquisition Co. Indemnified Party for the purpose of enforcing any of its rights under this Section 8.02).
(b) Subject to the terms set forth in Section 8.04, to the extent that the Seller's undertakings set forth in this Section 8.02 may be unenforceable, the Seller shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Acquisition Co. Indemnified Parties. To the extent that a claim for indemnification may be made by Acquisition Co. Indemnified Party under more than one provision of this Section 8.02, such Acquisition Co. Indemnified Party may, in its sole discretion, make such claim pursuant to any or all of such provisions.
SECTION 8.03 Indemnification by the Acquisition Co..
(a) Provided that the Seller is in compliance with the terms of Section 8.05 below, the Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (each, a "Seller Indemnified Party") shall be indemnified and held harmless by the Acquisition Co. for and against any and all Losses suffered or incurred by them or to which they may otherwise become subject at any time (regardless of whether or not such Losses are related to any Third Party Claim), arising out of or resulting from:
(i) any breach of, or inaccuracy in, any representation or warranty made by the Acquisition Co. contained in the Acquisition Documents, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(ii) any breach of any covenant or agreement by the Acquisition Co. contained in the Acquisition Documents;
(iii) any Action relating to any breach, Liability or matter of the types referred to in clauses "(i)" through "(ii)" above (including any Action commenced by a Seller Indemnified Party of the purpose of enforcing any of its rights under this Section 8.03).

(b) To the extent that the Acquisition Co.'s undertakings set forth in this Section 8.03 may be unenforceable, the Acquisition Co. shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Seller Indemnified Parties. To the extent that a claim for indemnification may be made by a Seller Indemnified Party under more than one provision of this Section 8.03, such Seller Indemnified Party may, in its sole discretion, make such claim pursuant to any, or all, of such provisions.
SECTION 8.04 Limits on Indemnification.
(a) Notwithstanding anything to the contrary contained in this Agreement: (i) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 8.02(a)(i) or 8.03(a)(i), as the case may be, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $10,000, after which the Indemnifying Party shall be liable for all Losses from the first dollar, and not merely the portion of such Loss in excess of $10,000.
(b) The amount of any Losses claimed by an indemnified party under this Article VIII shall be net of any insurance proceeds actually paid to such indemnified party in connection with the facts giving rise to the right of indemnification (less any out-of-pocket expenses, including from increased premiums resulting from such payment, incurred by the indemnified party in connection with obtaining such insurance proceeds or other recoveries).
SECTION 8.05 Notice of Loss; Third Party Claims.
(a) An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (a "Notice of Claim"), within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof. The Indemnifying Party shall have 10 Business Days after its receipt of a Notice of Claim to respond to the claim(s) described therein in a written notice to the Indemnified Party (a "Dispute Notice") setting forth, in reasonable detail, the Indemnifying Party's objection(s) to the claim(s) and its bases for such objection(s). If the Indemnifying Party fails to provide a Dispute Notice with such time period, the Indemnifying Party will be deemed to have conceded the claim(s) set forth in the Notice of Claim. If the Indemnifying Party does not dispute, in its Dispute Notice, all of the claims set forth in the corresponding Notice of Claim, the Indemnifying Party shall be deemed to have conceded any claims to which it has not disputed in such Dispute Notice. If the Indemnifying Party provides a Dispute Notice within the required time period, the Indemnified Party and the Indemnifying Party shall negotiate in good faith resolution of the disputed claim(s) for a period of not less than 20 days after receipt by the Indemnified Party of the Dispute Notice. If the Indemnifying Party and the Indemnified Party are unable to resolve any such claim(s) within such time period, the Indemnified Party shall be entitled to pursue any remedies available to the Indemnified Party against the Indemnifying Party with respect to the unresolved claim(s).

(b) If an Indemnified Party shall receive notice of any Action, audit, demand or assessment (each, a "Third Party Claim") against it or which may give rise to a claim for Loss under this Article VIII, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice in reasonable detail of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article VIII. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice (which shall be reasonably satisfactory to the Indemnified Party) if it gives notice of its intention to do so to the Indemnified Party within ten days of the receipt of such notice from the Indemnified Party. In such event, the Indemnified Party shall have the right to participate in the defense of the Third Party Claim with counsel selected by it, and the fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, however, that if (i) the Indemnifying Party shall have failed to timely assume, or shall fail to diligently prosecute, the defense of the Third Party Claim, (ii) in the reasonable judgment of the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (B) there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party or (iii) the Third Party Claim (A) is asserted directly by or on behalf of a Person that is a supplier or customer of the Equipment or (B) seeks an injunction or other equitable relief against the Indemnified Party, then in each such case the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.

SECTION 8.07 Remedies Cumulative.
The indemnification rights of the parties under this Article VIII are independent of, and in addition to, such rights and remedies as the parties may have at Law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any covenant, agreement or obligation hereunder on the part of any party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

Article IX.
TERMINATION, AMENDMENT AND WAIVER
SECTION 9.01 Termination.
This Agreement may be terminated at any time prior to the Closing:
(a) by the Acquisition Co. if, between the date hereof and the Closing: (i) an event or condition occurs that has resulted in a Material Adverse Effect, (ii) any representations and warranties of the Seller contained in this Agreement (1) that are not qualified by "materiality" or "Material Adverse Effect" shall not have been true and correct in all material respects when made or (2) that are qualified by "materiality" or "Material Adverse Effect" shall not have been true and correct when made, (iii) the Seller shall not have complied in all material respects with the covenants or agreements contained in this Agreement to be complied with by it (without regard to any "materiality" qualifiers contained therein), (iv) it becomes apparent that any of the conditions set forth in Article VII (taking into account any applicable cure period set forth in this Section 9.01(a)) will not be fulfilled by the Termination Date, unless such failure shall be due to the failure of the Acquisition Co. to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing or (v) the Seller makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Seller seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; provided, however, that in the case of clauses "(i)", "(ii)" and "(iii)" only, if the Material Adverse Effect, an inaccuracy in any of the representations and warranties of the Seller as of a date subsequent to the date of this Agreement or a breach of a covenant by the Seller, as the case may be, is curable by the Seller through the use of reasonable efforts within ten days after the Acquisition Co. notifies the Seller in writing of the existence of such Material Adverse Effect, inaccuracy or breach, but in any event before the Termination Date (the "Seller Cure Period"), then the Acquisition Co. may not terminate this Agreement under this Section 9.01(a) as a result of such inaccuracy or breach prior to the expiration of the Seller Cure Period, provided the Seller, during the Seller Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that the Acquisition Co. may not terminate this Agreement pursuant to this Section 9.1(a) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Seller Cure Period);
(b) by the Seller if, between the date hereof and the Closing: (i) the Acquisition Co. shall not have complied in all material respects with the covenants or agreements contained in this Agreement to be complied with by it (without regard to any "materiality" qualifiers contained therein), (ii) it becomes apparent that any of the conditions set forth in Article VII (taking into account any applicable cure period set forth in this Section 9.01(b)) will not be fulfilled by the Termination Date, unless such failure shall be due to the failure of the Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing or (iii) the Acquisition Co. makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Acquisition Co. seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; provided, however, that in the case of clause "(i)" only, if a breach of a covenant by the Acquisition Co. is curable by the Acquisition Co. through the use of reasonable efforts within ten days after the Seller notifies the Acquisition Co. in writing of the existence of such inaccuracy or breach, but in any event before the Termination Date (the "Acquisition Co. Cure Period"), then the Seller may not terminate this Agreement under this Section 9.1(b) as a result of such inaccuracy or breach prior to the expiration of the Acquisition Co. Cure Period, provided the Acquisition Co., during the Acquisition Co. Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that the Seller may not terminate this Agreement pursuant to this Section 9.01(b) with respect to such breach if such breach is cured prior to the expiration of the Acquisition Co. Cure Period);

(c) by either the Acquisition Co. or the Seller in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and no appealable; or
(d) by the mutual written consent of the Seller and the Acquisition Co.
SECTION 9.02 Effect of Termination.
In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void (except for Article X) and there shall be no liability on the part of either party hereto except (a) as set forth in Sections 2.04, 5.03 and 10.01, and (b) that nothing herein shall relieve either party from liability for any material breach of any representation or warranty, or willful breach of any covenant or obligation, contained in this Agreement.
Article X.
GENERAL PROVISIONS
SECTION 10.01 Expenses.
Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 10.02 Notices.
All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service (with confirmation of receipt), by facsimile or e-mail of a PDF document (in each case, with confirmation of transmission) or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

(a) if to the Seller: At the address listed in each Seller's Bill of Sale

(b) if to the Acquisition Co or Parent.: Riot Blockchain,  Inc.
Kairos Global Technology Inc.
202 6th Street, Suite 401
Castle Rock, CO 80104

With a courtesy copy to: Sichenzia Ross Ference Kesner LLP
 1185 Avenue of the Americas, 37th Floor
 New York, NY 10036
Attn: Harvey J. Kesner, Esq.

SECTION 10.03 Public Announcements.
The Seller shall not, and shall not permit any of its Affiliates to, make any disclosure, to the public or otherwise, regarding this Agreement or the transactions contemplated hereby. The Acquisition Co. will use reasonable efforts to provide the Seller with advance notice of, and a reasonable opportunity to review and comment on, any press release or public communication the Acquisition Co. intends to issue or make with respect to this Agreement or the transactions contemplated hereby; provided, however, that the Acquisition Co. shall not, without the Seller's prior written consent, make any disclosure regarding the Purchase Price, except to its employees, advisors, Affiliates and Affiliates' investors or as otherwise required by law rule or regulation.
SECTION 10.04 Severability.
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
SECTION 10.05 Entire Agreement.
This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Seller and the Acquisition Co. with respect to the subject matter hereof and thereof.

SECTION 10.06 Assignment.
This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller and the Acquisition Co. (which consent may be granted or withheld in the sole discretion of the Seller or the Acquisition Co.); provided, however, that the Acquisition Co. may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of the Acquisition Co. or to a purchaser (by means of an asset or stock acquisition, merger, combination, reorganization or otherwise) of all or substantially all the assets constituting the Equipment, without the consent of the Seller, provided that such assignment shall not relieve the Acquisition Co. of its obligations under this Agreement.
SECTION 10.07 Amendment.
This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller, Parent and the Acquisition Co. or (b) by a waiver in accordance with Section 10.08.
SECTION 10.08 Waiver.
Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party's obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.
SECTION 10.09 No Third Party Beneficiaries.
The terms of this Agreement, the Ancillary Agreements, and all covenants, obligations, representations, and warranties contained herein and therein shall bind and inure to the benefit of the heirs, devisees, representatives, successors and assigns of the parties. Except for the provisions of Article VIII relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of the Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
SECTION 10.10 Specific Performance.
The Seller acknowledges and agrees that the Acquisition Co. would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Acquisition Co. could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the Acquisition Co. may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

SECTION 10.11 Governing Law.
(a) For purposes of clause "(b)" of this Section 10.11, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. For purposes of clause "(c)" of this Section 10.11, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.
(b) All Actions arising out of or relating to this Agreement brought by any party hereto prior to or at the Closing shall be heard and determined exclusively in any federal court sitting in the City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the City of New York City. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in New York, City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto during the Pre-Closing Period and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.
(c) All Actions arising out of or relating to this Agreement brought by any party hereto after the Closing shall be heard and determined exclusively in any New York federal court sitting in the County of New York City; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in New York City. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the County of New York, City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto after the Closing and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.
SECTION 10.12 Waiver of Jury Trial.
Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.12.
SECTION 10.13 Currency.
Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

SECTION 10.14 Disclosure Schedule.
The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein permitting such disclosure, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section herein permitting such disclosure.
SECTION 10.15 Counterparts.
This Agreement may be executed and delivered (including signatures sent by facsimile transmission or signatures electronically captured and emailed) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Seller and the Acquisition Co. have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ON BEHALF OF SELLER:

Prive Technologies LLC

By:
Print name: ________________________________

Title:______________________________________

ACQUISITION CO:

Kairos Global Technology, Inc.

By:
Print name:______________________________

Title:___________________________________

PARENT:

Riot Blockchain, Inc.

By:

Print name:______________________________

Title:___________________________________

EXHIBIT A

FORM OF
GENERAL ASSIGNMENT, BILL OF SALE AND ASSUMPTION AGREEMENT

THIS GENERAL ASSIGNMENT, BILL OF SALE AND ASSUMPTION AGREEMENT (this "Agreement") effective as of February 9, 2018, by and between KAIROS GLOBAL TECHNOLOGY INC., a Nevada corporation and wholly owned subsidiary of RIOT BLOCKCHAIN INC., also a Nevada corporation (the "Purchaser") and ____________________, a [INDIVIDUAL/CORPORATE ENTITY] (the "Seller").

I.   The parties hereto acknowledge and agree that the Purchaser and the Seller, have entered into an Asset Purchase Agreement to which this Agreement is attached as Exhibit A  (the "Asset Purchase Agreement") pursuant to which the Seller has agreed to sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser has agreed to purchase from the Seller the Purchased Assets, as described therein, and the Purchaser has agreed to purchase the Purchased Assets.  Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Asset Purchase Agreement.

II.   The Seller desires to transfer and assign to the Purchaser the assets described below pursuant to the Asset Purchase Agreement in consideration for the Purchase Price set forth below, and the Purchaser desires to accept the sale, transfer, conveyance, assignment and delivery thereof.  Accordingly, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, subject to the terms and conditions of the Asset Purchase Agreement, the Seller hereby irrevocably sells, transfers, conveys, assigns and delivers to the Purchaser, free and clear of all Liens, all of the Seller's right, title and interest in, to and under the following of the Purchased Assets owned by the Seller(the "Seller's Assets"), as the same shall exist on the date hereof:

Assets   Purchase Price

# Machines:

Machines located at:  7725 W. Reno Avenue, Oklahoma City, Oklahoma 73127

to have and to hold the same unto the Purchaser, its successors and assigns, forever. The Purchaser hereby accepts the sale, transfer, conveyance, assignment and delivery of the Seller's Assets referenced above.

III.   The Seller represents, warrants, covenants and agrees that it (i) has good and marketable title to the Seller's Assets and (ii) will warrant and defend the sale of the Seller's Assets against every Person and all Persons whomsoever claiming against any or all of the same, subject to the terms and provisions of the Asset Purchase Agreement.

IV.   At any time or from time to time after the date hereof, at the Purchaser's request and without further consideration, the Seller shall execute and deliver to the Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as the Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to the Purchaser, and to confirm the Purchaser's right and title to, all of the Seller's Assets, and, to the full extent permitted by law, to put the Purchaser in actual possession and operating control of the Seller's  Assets and to assist the Purchaser in exercising all rights with respect thereto.

V.   The Seller hereby constitutes and appoints the Purchaser the true and lawful attorney of the Seller, with full power of substitution, in the name of the Seller or the Purchaser, but on behalf of and for the benefit of the Purchaser:  (i) to demand and receive from time to time any and all of the Seller's Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all actions or proceedings that the Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Seller's Assets; (iii) to defend or compromise any or all actions or proceedings in respect of any of the Seller's Assets; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as the Purchaser shall deem desirable.  The Seller hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by them in any manner or for any reason.

VI.   The undersigned Seller hereby grants a power of attorney to Prive Technologies LLC (the "Attorney-in-Fact"),  The Attorney-in-Fact shall have full powers and authority to execute and deliver the Asset Purchase Agreement and Ancillary Agreements (as defined in the Asset Purchase Agreement) and perform any and every act on Seller's behalf in connection with the Asset Purchase Agreement and to commit Seller in a binding manner thereto. Any powers not specifically mentioned herein shall not be given. The Attorney-in-Fact hereby accepts this appointment and agrees to perform said fiduciary duties without pay in a competent fashion.  This power of attorney shall remain in full force and effect until the earlier of (i) the Closing Date, (ii) the Termination Date or (iii) termination of the Asset Purchase Agreement (as such terms are defined in the Asset Purchase Agreement) or unless earlier revoked by the Attorney-in-Fact in a signed writing delivered to Seller. This formal power of attorney supersedes and replaces all prior agreements and understandings, whether oral or in writing, and may only be modified in a separate writing signed by both parties .

VII.   Other than as specifically stated above or in the Asset Purchase Agreement, the Purchaser assumes no debt, liability or obligation of the Seller by this General Assignment, Bill of Sale and Assumption Agreement, and it is expressly understood and agreed that all debts, liabilities and obligations not assumed hereby by the Purchaser shall remain the obligations of the Seller, their successors and assigns.

VIII.  This General Assignment, Bill of Sale and Assumption Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  This General Assignment, Bill of Sale and Assumption Agreement shall be governed by, enforced under, and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State.

IN WITNESS WHEREOF, the undersigned have executed this General Assignment, Bill of Sale and Assumption Agreement on the day and year first above written.

KAIROS GLOBAL TECHNOLOGY INC.

By: __________________________________________
        Name:
        Title:
Date:

[SELLER]

By:___________________________________________
        Name:
        Title:
Date: